Exhibit 10.11

PAYONEER GLOBAL INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Adopted by the Board on March 1, 2022

1.	Purpose

The purpose of this Non-Employee Director Compensation Plan (as amended from time to time, the “Plan”) is to motivate and reward members of the Board of Directors of Payoneer Global Inc. (the “Board” and the “Company”, respectively) who are Non-Employee Directors (as such term is defined in the Company’s 2021 Omnibus Incentive Plan (the “Incentive Plan”)) to exercise the highest level of oversight and protection of the Company’s business, thereby furthering the best interests of the Company and its shareholders.

2.	Eligibility

Each Non-Employee Director shall be eligible to receive the compensation described in this Plan, subject to the below terms.

3.	Administration

The Plan shall be administered by the Board, which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan's administration and take any other actions necessary or desirable for the administration of the Plan.

4.	Cash Compensation
a.

Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $30,000 for their service on the Board, unless waived by the Non-Employee Director in his or her sole discretion by delivering the Waiver Form attached hereto as Annex A (the “Waiver Form”) to the Company.

b.

Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following additional annual retainers, unless waived by the Non-Employee Director in his or her sole discretion by delivering the Waiver Form to the Company, as applicable:

i.	Chairperson of the Board. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $30,000 for such service.
ii.

Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

iii.

Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

iv.

Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate

Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

v.

Risk Committee. A Non-Employee Director serving as Chairperson of the Risk Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Risk Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

c.

Payment of Retainers. The annual retainers described in Sections 4a and 4b (collectively, the “Annual Retainers”) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 4b, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

d.	Method of Payment. Except as elected pursuant to Section 4e below, the Annual Retainers shall be payable to each Non-Employee Director in cash.
e.

Election to Receive Shares of Common Stock in Lieu of Cash. A Non-Employee Director may make a timely election to receive all of his or her cash payments for the Annual Retainers (“Cash Annual Retainers”) in the form of shares of Common Stock of the Company (“Common Stock”), in accordance with the following procedure and terms:

(i) The Non-Employee Director shall deliver an election form substantially in the form attached as Annex B hereto (an “Election Form”) to the Company (attn: Chief Financial Officer) before the start of the fiscal quarter and during an open trading window period under the Company’s Insider Trading Policy;

(ii) Such election shall apply for such fiscal quarter and any subsequent fiscal quarters of such fiscal year and to any fiscal years thereafter and cannot be altered during the fiscal year during which the election was made. Elections may be altered only by delivering a new Election Form, nullifying or modifying any previous election, to the Company (attn: Chief Financial Officer) before the start of a fiscal quarter and during an open trading window period under the Company’s Insider Trading Policy and such modified election will take effect on the first day of the following fiscal year;

(iii)The number of shares of Common Stock to be issued in lieu of the Cash Annual Retainers shall be determined on an annual basis, on the last trading day of the fiscal year for which the Cash Annual Retainers would have otherwise been due, by dividing the dollar amount of the Cash Annual Retainers to be paid for such year (determined as described above, subject to adjustments for partial service during the year) by the closing price of the Common Stock on the last trading day of the fiscal year;

(iv) Shares shall be issued as soon as practicable, but no more than 30 days following each fiscal year end, without any further action of the Board or Compensation Committee of the Board once an Election Form is duly signed and delivered. For the avoidance of doubt, all shares of Common Stock issued in lieu of the Cash Annual Retainers are fully vested and unrestricted shares of Common Stock, issued pursuant to the Incentive Plan.

5.	Equity Compensation

Each Non-Employee Directors shall be granted the equity award described below, unless waived by the Non-Employee Director in his or her sole discretion by delivering the Waiver Form to the Company (attn: Chief Financial Officer). Such award shall be granted under and be subject to the terms and provisions of the Incentive Plan, or any other applicable Company equity incentive plan then-maintained by the Company, and shall be granted subject to the execution and delivery of an award agreement in substantially the form approved by the Board pursuant to the terms of the Incentive Plan. All applicable terms of the Incentive Plan apply to this Plan as if fully set forth herein, and all grants hereby are subject in all respects, mutatis mutandis, to the terms of the Incentive Plan and the applicable award agreement.

a.

Initial Appointment Equity Grant. Upon appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of business on the day of such appointment, a Non-Employee Director will be automatically granted a restricted stock units for shares of Common Stock of the Company (the “RSU(s)”) having a value of $300,000, or such other number of RSUs agreed to in writing by the Board, based on the closing sales price per share of the Company’s Common Stock as quoted on the applicable stock exchange on the applicable grant date, rounded down to the nearest whole share (the “Initial Award”). No Non-Employee Director shall be granted more than one Initial Award. For avoidance of doubt, members of the Board who are employees of the Company or any of its Affiliates who subsequently terminate their employment with the Company or any of its Affiliates and remain on the Board, will not receive an Initial Award pursuant to Section 5.a above.

b.

Automatic Annual Equity Grants. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each Annual Meeting of the Company’s stockholders (“Annual Meeting”), each person who is then a Non-Employee Director will automatically receive RSUs having a value of $150,000 based on the closing price per share of the Company’s Common Stock as quoted on the applicable stock exchange on the date of the Annual Meeting, rounded down to the nearest whole share (the “Annual Award”). For a Non-Employee Director who was appointed to the Board less than 365 days prior to an Annual Meeting, the Annual Award will be prorated based on the number of days from the date of appointment until such Annual Meeting. For illustrative purposes, if a Non-Employee Director joins the Board on January 1st, and the next Annual Meeting is held on July 1st of the year of appointment, then on the date of such Annual Meeting, such Non-Employee Director will receive, as the Annual Award, RSUs having a value of $ 74,383.5 ($150,000*(181/365)).

Notwithstanding the foregoing, Non-employee Directors who were appointed to the Board prior to the adoption of this Plan and received equity grants consisting of RSUs in connection with their appointment to the Board, shall not be eligible for an Annual Award in 2022, and those Non-employee Directors will receive their first Annual Award at the Annual Meeting in 2023; provided that they continue to serve on the Board through the date of such Annual Meeting.

c.

Vesting. One third (1/3) of each Initial Award and Annual Award (collectively, the “Award(s)”) shall vest in substantially equal annual installments over the thirty-six (36) months following the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Unless the Board otherwise determines, no portion of an Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter.

6.	Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the aggregate cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Plan with respect to any calendar year (including the Annual Retainers and the Awards), shall be subject to the limits set forth in Section 5(e) of the Incentive Plan.

7.	Expense Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in connection with in-person attendance at Board and/or Committee meetings, in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time, provided that such director timely submits to the Company appropriate documentation substantiating such expenses. Reimbursement of expenses pursuant to this Section 7 shall be payable to each Non-Employee Director in cash.

8.	General
a.

Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof, other than matters covered by the Incentive Plan, and supersedes all prior plans, or arrangements between the Company and a member of the Board, with respect to the subject matter hereof. In the event of a discrepancy or contradiction between this Plan and the Incentive Plan, this Plan shall govern. Non-Employee Directors shall not have any rights hereunder, except with respect to grants pursuant to this Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Incentive Plan.

b.	Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations.
c.	Term. This Plan shall become effective on the date hereof, and will remain in effect until it is revised or terminated by further action of the Board.
d.

Termination and Amendment. The Board may at any time amend or modify this Plan in whole or in part. Notwithstanding the foregoing, no amendment or termination of the Plan may impair the right of a Non-Employee Director to receive any amounts accrued hereunder prior to the effective date of such amendment or termination.

e.	Governing Law. The Plan shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

* * * * *

Annex A

[Form of Waiver – Omitted]

Annex B

[Form of Election Form – Omitted]